Exhibit 99.1
Advance Auto Parts Reports Fourth Quarter and Record Full Year 2021 Results
Full Year Net Sales Increased 8.8% to $11.0 Billion; Comparable Store Sales Increased 10.7%
Operating Cash Flow Increased 14.7% to $1.1 Billion; Free Cash Flow Increased 17.2% to $822.6 Million
Returned $1.0 Billion in Cash to Shareholders

$1.0 Billion Increase to Existing Share Repurchase Authorization
Quarterly Cash Dividend Increased 50% to $1.50 Per Share

RALEIGH, N.C., February 14, 2022 — Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, that serves both professional installer and do-it-yourself customers, announced its financial results for the fourth quarter (12 weeks) and full year (52 weeks) ended January 1, 2022. The company's 2020 results in both the fourth quarter (13 weeks) and full year (53 weeks) include an additional week.

"Advance had a strong fourth quarter and delivered a record year in 2021 across all key metrics. We remained focused throughout the year on the execution of the strategy we outlined last April to deliver top quartile total shareholder return. Thanks to the dedication of our team members and Independent partners, our business is substantially stronger and better positioned today than it was prior to the pandemic,” said Tom Greco, president and chief executive officer. “We closed the year with a record $11.0 billion in net sales and approximately 159 basis points in adjusted operating income margin expansion relative to the comparative 52 weeks in 2020. We also returned a record $1.0 billion in cash to shareholders through share repurchases and quarterly cash dividends. In addition, we've now granted over 24,000 stock awards to frontline team members, valued at over $60 million upon grant since the inception of our Fuel the Frontline program. This investment creates an ownership culture that helps enable Advance to remain an employer of choice for the long-term."

“As we begin 2022, we remain focused on the disciplined execution of our strategic plan. While we are still navigating uncertain times as it relates to macroeconomic factors, including significant inflation, the investments we've made in differentiating our business will continue to provide competitive advantage for Advance. We believe these investments, along with industry tailwinds, such as improvement in miles driven and an aging fleet will enable us to continue to drive profitable growth and total shareholder return.”

Fourth Quarter and Full Year 2021 Operating Results (1, 2)
Fourth quarter 2021 Net sales totaled $2.4 billion, a 1.3% increase compared with the fourth quarter of the prior year. Excluding sales from the additional week in the fourth quarter 2020, Net sales increased 8.6%. Comparable store sales growth for the fourth quarter 2021 was 8.2%. For full year 2021, Net sales of $11.0 billion increased 8.8% from full year 2020. On a comparative 52-week basis, Net sales increased 10.6%. Full year 2021 Comparable store sales growth was 10.7%.

The company's GAAP Gross profit margin decreased to 44.7% from 45.8% in the fourth quarter of the prior year. Adjusted gross profit increased 12.1% from the comparative 12 weeks in the fourth quarter of 2020 to $1.1 billion in the fourth quarter of 2021. Adjusted gross profit margin was 46.8% of Net sales in the fourth quarter of 2021, a 145 basis point increase from the comparative 12 weeks in the fourth quarter of 2020, primarily driven by improvements in category management including strategic pricing, inventory related and owned brand expansion. This was partially offset by ongoing inflationary costs, unfavorable channel mix and the lapping of shrink benefits in the fourth quarter of the prior year. GAAP Gross profit margin increased 47 basis points to 44.8% for full year 2021, while Adjusted gross profit margin for full year 2021 was 46.0%, a 175 basis point improvement from the comparative 52 weeks in the prior year.

The company's GAAP SG&A for the fourth quarter of 2021 was 40.0% of Net sales compared with 39.4% for the prior year quarter. Adjusted SG&A increased 10.0% from the comparative 12 weeks in the fourth quarter of 2020 to $946.0 million in the fourth quarter of 2021. As a percentage of Net sales, Adjusted SG&A was 39.5% in the fourth quarter of 2021, which deleveraged 49 basis points from the comparative 12 weeks in the fourth quarter of 2020. This was primarily driven by higher labor related costs due to wage inflation, increased incentive compensation and start-up costs associated with our new store openings. These were partially offset by a year over year decrease in COVID-19 expenses. The company's full year 2021 GAAP SG&A was 37.2% of Net sales compared with 36.9% for full year 2020. For full year 2021, Adjusted SG&A as a percentage of Net sales was 36.4%, a 16 basis point deleverage from the comparative 52 weeks in 2020.

On a GAAP basis, the company's fourth quarter Operating income was $112.5 million, a decrease of 25.9% compared with the fourth quarter of the prior year. Fourth quarter 2021 Operating income margin was 4.7%, a 173 basis point decrease from the fourth quarter 2020. The company's Adjusted operating income was $176.8 million in the fourth quarter of 2021, an increase of 24.8% relative to the comparative 12 weeks in the fourth quarter of 2020. Fourth quarter 2021 Adjusted operating income margin increased to 7.4%, an improvement of 96 basis points from the comparative 12 weeks in the prior year. The company's full year 2021 GAAP Operating income was $838.7 million, which was 7.6% of Net sales, and increased 21 basis points compared with full year 2020. Full year 2021 Adjusted operating income was $1.1 billion, an increase of 32.5% from the comparative 52 weeks in 2020. Full year 2021 Adjusted operating income margin increased to 9.6%, an improvement of 159 basis points from the comparative 52 weeks in 2020.

The company's effective tax rate in the fourth quarter of 2021 was 18.3%. On a GAAP basis, the company's Diluted EPS decreased 21.2% to $1.30 in the fourth quarter of 2021. The company's Adjusted diluted EPS was $2.07 in the fourth quarter of 2021, an increase of 35.4% compared with the comparative 12 weeks in the same quarter of the prior year. The effective tax rate for full year 2021 was 23.6%. The company's Diluted EPS on a GAAP basis increased 33.8% to $9.55 year over year. Full year 2021 Adjusted diluted EPS was $12.02, an increase of 47.9% from the comparative 52 weeks in 2020.

Operating cash flow was $1.1 billion for the full year 2021 versus $969.7 million for the full year 2020, an increase of 14.7%. Free cash flow for the full year 2021 was $822.6 million, an increase of 17.2% compared with full year 2020.

(1) For comparative purposes, adjusted results for 2020 are provided on a 12- or 52-week basis; GAAP and Free cash flow results are as reported. Please refer to the company's fourth quarter and full year adjusted results in the accompanying financial tables included herein.
(2) Comparable store sales exclude sales to independently owned Carquest locations.

Capital Allocation
During 2021, the company repurchased a total of 4.6 million shares of its common stock for an aggregate amount of $886.7 million, or an average price of $192.92 per share. At the end of the fourth quarter of 2021, the company had $545.5 million remaining under the share repurchase program. On February 8, 2022, the company’s Board of Directors authorized an additional $1.0 billion to the existing share repurchase program.

On February 14, 2022, the company's Board of Directors declared a 50% increase to the company's quarterly cash dividend to $1.50 per share to be paid on April 1, 2022 to shareholders of record as of March 18, 2022.

Full Year 2022 Guidance
"Today we are introducing our full year 2022 guidance," said Jeff Shepherd, executive vice president and chief financial officer. "We believe that we are well positioned to deliver growth building off our record 2021 results and the ongoing execution of our strategic initiatives. We're encouraged by the first four weeks of 2022 with comp sales trending above the top-end of our full year guidance range as the growth drivers of our industry remain positive. However our guide also takes into consideration macroeconomic uncertainty related to the acceleration of inflation across the economy and the impact it could have on our core customer."

	2022
($ in millions, except per share data)	Low	High
Net sales	$11,200	$11,500
Comparable store sales	1.0%	3.0%
Adjusted operating income margin (1)	10.0%	10.2%
Income tax rate	24.0%	26.0%
Adjusted diluted EPS (1, 2)	$13.20	$13.75
Capital expenditures	$300	$350
Free cash flow (1)	Minimum $775
Share repurchases	$500	$700
New store and branch openings	125	150
(1) For a better understanding of the company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein. Because of the forward-looking nature of the 2022 non-GAAP financial measures, specific quantification of the amounts that would be required to reconcile these non-GAAP financial measures to their most directly comparable GAAP financial measures are not available at this time.
(2) Assumes weighted-average shares outstanding as of February 11, 2022, including 1.1 million shares repurchased subsequent to January 1, 2022 and excludes any future share repurchases made by the company.

Investor Conference Call
The company will detail its results for the fourth quarter and full year 2021 via a webcast scheduled to begin at 8 a.m. Eastern Time on Tuesday, February 15, 2022. The webcast will be accessible via the Investor Relations page of the company's website (ir.AdvanceAutoParts.com).

To join by phone, please pre-register online for dial-in and passcode information. Upon registering, participants will receive a confirmation with call details and a registrant ID. While registration is open through the live call, the company suggests registering a day in advance or at minimum 10 minutes before the start of the call. A replay of the conference call will be available on the company's Investor Relations website for one year.

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of January 1, 2022, Advance operated 4,706 stores and 266 Worldpac branches primarily within the United States, with additional locations in Canada, Puerto Rico and the U.S. Virgin Islands. The company also served 1,317 independently owned Carquest branded stores across these locations in addition to Mexico and various Caribbean islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (984) 389-7207
E: invrelations@advanceautoparts.com	E: darryl.carr@advance-auto.com

Forward-Looking Statements
Certain statements herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identifiable by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "guidance," "intend," "likely," "may," "plan," "position," "possible," "potential," "probable," "project," "should," "strategy," "will," or similar language. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements about the company's strategic initiatives, operational plans and objectives, expectations for economic conditions and recovery and future business and financial performance, as well as statements regarding underlying assumptions related thereto. Forward-looking statements reflect the company's views based on historical results, current information and assumptions related to future developments. Except as may be required by law, the company undertakes no obligation to update any forward-looking statements made herein. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. They include, among others, factors related to the timing and implementation of strategic initiatives, including with respect to labor shortages or disruptions and the impact on our ability to complete store openings, the highly competitive nature of the company's industry, demand for the company's products and services, complexities in its inventory and supply chain, challenges with transforming and growing its business and factors related to the current global COVID-19 pandemic. Please refer to "Item 1A. Risk Factors." of the company's most recent Annual Report on Form 10-K, as updated by its Quarterly Report on Form 10-Q and other filings made by the company with the Securities and Exchange Commission, for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	January 1, 2022 (1)	January 2, 2021 (2)
Assets

Current assets:
Cash and cash equivalents	$601,428	$834,992
Receivables, net	782,785	749,999
Inventories	4,659,018	4,538,199
Other current assets	232,245	146,811
Total current assets	6,275,476	6,270,001
Property and equipment, net	1,528,311	1,462,602
Operating lease right-of-use assets	2,671,810	2,379,987
Goodwill	993,744	993,590
Other intangible assets, net	651,217	681,127
Other assets	73,651	52,329
Total assets	$12,194,209	$11,839,636
Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$3,922,007	$3,640,639
Accrued expenses	777,051	606,804
Other current liabilities	481,249	496,472
Total current liabilities	5,180,307	4,743,915
Long-term debt	1,034,320	1,032,984
Non-current operating lease liabilities	2,337,651	2,014,499
Deferred income taxes	410,606	342,445
Other long-term liabilities	103,034	146,281
Total stockholders' equity	3,128,291	3,559,512
Total liabilities and stockholders’ equity	$12,194,209	$11,839,636
(1) This preliminary condensed consolidated balance sheet has been prepared on a basis consistent with the company's previously prepared balance sheets filed with the Securities and Exchange Commission ("SEC"), but does not include the footnotes required by accounting principles generally accepted in the United States of America (“GAAP”).
(2) The balance sheet at January 2, 2021 has been derived from the audited consolidated financial statements at that date, but does not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Twelve Weeks Ended	Thirteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	January 1, 2022 (1)	January 2, 2021 (1)	January 1, 2022 (1)	January 2, 2021 (1)

Net sales	$2,396,975	$2,365,131	$10,997,989	$10,106,321
Cost of sales	1,324,858	1,281,435	6,069,241	5,624,707
Gross profit	1,072,117	1,083,696	4,928,748	4,481,614
Selling, general and administrative expenses	959,655	931,870	4,090,031	3,731,707
Operating income	112,462	151,826	838,717	749,907
Other, net:
Interest expense	(9,705)	(9,297)	(37,791)	(46,886)
Loss on early redemptions of senior unsecured notes	—	—	—	(48,022)
Other (expense) income, net	(2,791)	(1,786)	4,999	(3,984)
Total other, net	(12,496)	(11,083)	(32,792)	(98,892)
Income before provision for income taxes	99,966	140,743	805,925	651,015
Provision for income taxes	(18,296)	(28,747)	(189,817)	(157,994)
Net income	$81,670	$111,996	$616,108	$493,021

Basic earnings per common share	$1.31	$1.66	$9.62	$7.17
Weighted average common shares outstanding	62,272	67,581	64,028	68,748

Diluted earnings per common share	$1.30	$1.65	$9.55	$7.14
Weighted average common shares outstanding	62,845	67,929	64,509	69,003
(1) These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with the company's previously prepared statements of operations filed with the SEC, but do not include the footnotes required by GAAP.
.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Year Ended
	January 1, 2022 (1)	January 2, 2021 (1)

Cash flows from operating activities:
Net income	$616,108	$493,021
Depreciation and amortization	259,933	250,081
Share-based compensation	63,067	45,271
Loss on early redemption of senior unsecured notes	—	48,022
Provision for deferred income taxes	68,202	8,136
Other, net	964	6,194
Net change in:
Receivables, net	(32,652)	(59,014)
Inventories	(120,272)	(101,449)
Accounts payable	281,064	216,488
Accrued expenses	109,983	78,507
Other assets and liabilities, net	(134,135)	(15,569)
Net cash provided by operating activities	1,112,262	969,688
Cash flows from investing activities:
Purchases of property and equipment	(289,639)	(267,576)
Purchase of an indefinite-lived intangible asset	—	(230)
Proceeds from sales of property and equipment	2,325	909
Net cash used in investing activities	(287,314)	(266,897)
Cash flows from financing activities:
Redemption of senior unsecured note	—	(602,568)
Borrowings under credit facilities	—	500,000
Payments on credit facilities	—	(500,000)
Proceeds from issuance of senior unsecured notes, net	—	847,092
Dividends paid	(160,925)	(56,347)
Proceeds from the issuance of common stock	3,074	3,270
Repurchases of common stock	(906,208)	(469,691)
Other, net	(53)	(7,753)
Net cash used in financing activities	(1,064,112)	(285,997)
Effect of exchange rate changes on cash	5,600	(467)

Net (decrease) increase in cash and cash equivalents	(233,564)	416,327
Cash and cash equivalents, beginning of period	834,992	418,665
Cash and cash equivalents, end of period	$601,428	$834,992
(1) This preliminary condensed consolidated statement of cash flows has been prepared on a basis consistent with the company's previously prepared statements of operations filed with the SEC, but does not include the footnotes required by GAAP.

Reconciliation of Non-GAAP Financial Measures
The company's financial results include certain financial measures not derived in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing the company's operating performance, financial position or cash flows. The company has presented these non-GAAP financial measures as it believes that the presentation of its financial results that exclude (1) LIFO impacts; (2) transformation expenses under the company's strategic business plan; (3) non-cash amortization related to the acquired General Parts International, Inc. (“GPI”) intangible assets; and (4) other non-recurring adjustments is useful and indicative of the company's base operations because the expenses vary from period to period in terms of size, nature and significance and/or relate to store closure and consolidation activity in excess of historical levels. These measures assist in comparing the company's current operating results with past periods and with the operational performance of other companies in its industry. The disclosure of these measures allows investors to evaluate the company's performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses that the company has determined are not normal, recurring cash operating expenses necessary to operate its business and the rationale for why providing these measures is useful to investors as a supplement to the GAAP measures.

LIFO Impacts — Beginning in the first quarter of 2021, to assist in comparing the company's current operating results with the operational performance of other companies in the industry, the impact of LIFO on the company's results of operations is a reconciling item to arrive at non-GAAP financial measures.

Transformation Expenses — Costs incurred in connection with the company's business plan that focuses on specific transformative activities that relate to the integration and streamlining of its operating structure across the enterprise, that the company does not view to be normal cash operating expenses. These expenses include, but are not limited to the following:

•Restructuring costs - Costs primarily relating to the early termination of lease obligations, asset impairment charges, other facility closure costs and team member severance in connection with our voluntary retirement program and continued optimization of our organization.
•Third-party professional services - Costs primarily relating to services rendered by vendors for assisting the company with the development of various information technology and supply chain projects in connection with the company's enterprise integration initiatives.
•Other significant costs - Costs primarily relating to accelerated depreciation of various legacy information technology and supply chain systems in connection with the company's enterprise integration initiatives and temporary off-site workspace for project teams who are primarily working on the development of specific transformative activities that relate to the integration and streamlining of the company's operating structure across the enterprise.

GPI Amortization of Acquired Intangible Assets — As part of the company's acquisition of GPI, the company obtained various intangible assets, including customer relationships, non-compete contracts and favorable lease agreements, which they expect to be subject to amortization through 2025.

Reconciliation of Adjusted Net Income and Adjusted EPS:
	Twelve Weeks Ended	Thirteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
(in thousands, except per share data)	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Net income (GAAP)	$81,670	$111,996	$616,108	$493,021
Cost of sales adjustments:
LIFO impacts (1)	50,704	(9,909)	122,303	(13,817)
Transformation expenses:
Other significant costs	(3)	1,534	2,608	3,161
SG&A adjustments:
GPI amortization of acquired intangible assets	6,341	6,251	27,587	27,337
Transformation expenses:
Restructuring costs	244	4,544	27,307	16,765
Third-party professional services	5,705	5,193	24,099	14,117
Other significant costs	1,390	2,405	8,796	15,965
Other income adjustment (2)	—	—	—	48,022
Provision for income taxes on adjustments (3)	(16,095)	(2,505)	(53,175)	(27,888)
Adjusted net income (Non-GAAP)	$129,956	$119,509	$775,633	$576,683

Diluted earnings per share (GAAP)	$1.30	$1.65	$9.55	$7.14
Adjustments, net of tax	0.77	0.11	2.47	1.22
Adjusted diluted earnings per share (Non-GAAP)	$2.07	$1.76	$12.02	$8.36
(1)The 13- and 53-weeks ended January 2, 2021 non-GAAP expenses have been adjusted to be comparable with the company's 2021 presentation.
(2)During 2020, the company incurred charges relating to a make-whole provision and tender premiums of $46.3 million and debt issuance costs of $1.7 million resulting from the early redemption of the company's 2022 and 2023 senior unsecured notes.
(3)The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Adjusted Gross Profit:
	Twelve Weeks Ended	Thirteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
(in thousands)	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Gross profit (GAAP)	$1,072,117	$1,083,696	$4,928,748	$4,481,614
Gross profit adjustments	50,701	(8,375)	124,911	(10,656)
Adjusted gross profit (Non-GAAP)	$1,122,818	$1,075,321	$5,053,659	$4,470,958

Reconciliation of Adjusted Selling, General and Administrative Expenses:
	Twelve Weeks Ended	Thirteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
(in thousands)	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
SG&A (GAAP)	$959,655	$931,870	$4,090,031	$3,731,707
SG&A adjustments	(13,680)	(18,393)	(87,789)	(74,184)
Adjusted SG&A (Non-GAAP)	$945,975	$913,477	$4,002,242	$3,657,523

Reconciliation of Adjusted Operating Income:
	Twelve Weeks Ended	Thirteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
(in thousands)	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Operating income (GAAP)	$112,462	$151,826	$838,717	$749,907
Cost of sales and SG&A adjustments	64,381	10,018	212,700	63,528
Adjusted operating income (Non-GAAP)	$176,843	$161,844	$1,051,417	$813,435
NOTE: Adjusted gross profit, Adjusted gross profit margin (calculated by dividing Adjusted gross profit by Net sales), Adjusted SG&A, Adjusted SG&A as a percentage of Net sales, Adjusted operating income and Adjusted operating income margin (calculated by dividing Adjusted operating income by Net sales) are non-GAAP measures. Management believes these non-GAAP measures are important metrics in assessing the overall performance of the business and utilizes these metrics in its ongoing reporting. On that basis, management believes it is useful to provide these metrics to investors and prospective investors to evaluate the company’s operating performance across periods adjusting for these items (refer to the reconciliations of non-GAAP adjustments above). These non-GAAP measures might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. Non-GAAP measures should not be used by investors or third parties as the sole basis for formulating investment decisions, as they may exclude a number of important cash and non-cash recurring items.

Reconciliation of Free Cash Flow:
	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
(in thousands)	January 1, 2022	January 2, 2021
Cash flows from operating activities	$1,112,262	$969,688
Purchases of property and equipment	(289,639)	(267,576)
Free cash flow	$822,623	$702,112
NOTE: Management uses Free cash flow as a measure of its liquidity and believes it is a useful indicator to investors or potential investors of the company's ability to implement growth strategies and service debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in the company's condensed consolidated statement of cash flows as a measure of liquidity.

Fourth Quarter 2021 Adjusted Results (1)
	Twelve Weeks Ended	Thirteen Weeks Ended (2)	Twelve Weeks Ended (3)
($ in thousands, except per share data)	January 1, 2022	January 2, 2021	January 2, 2021
Adjusted gross profit	$1,122,818	$1,075,321	$1,001,723
Adjusted gross profit margin	46.8%	45.5%	45.4%
Adjusted SG&A	$945,975	$913,477	$860,002
Adjusted SG&A as a % of net sales	39.5%	38.6%	39.0%
Adjusted operating income	$176,843	$161,844	$141,721
Adjusted operating income margin	7.4%	6.8%	6.4%
Adjusted diluted EPS	$2.07	$1.76	$1.53
(1) For a better understanding of the company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein.
(2) The 53rd week in 2020 contributed $158.5 million in Net sales.
(3) For comparative purposes, adjusted results for fourth quarter 2020 are provided on a 12-week basis.

Full Year 2021 Adjusted Results (1)
	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended (2)	Fifty-Two Weeks Ended (3)
($ in thousands, except per share data)	January 1, 2022	January 2, 2021	January 2, 2021
Adjusted gross profit	$5,053,659	$4,470,958	$4,397,360
Adjusted gross profit margin	46.0%	44.2%	44.2%
Adjusted SG&A	$4,002,242	$3,657,523	$3,604,048
Adjusted SG&A as a % of net sales	36.4%	36.2%	36.2%
Adjusted operating income	$1,051,417	$813,435	$793,312
Adjusted operating income margin	9.6%	8.0%	8.0%
Adjusted diluted EPS	$12.02	$8.36	$8.13
(1) For a better understanding of the company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the aforementioned financial tables included herein.
(2) The 53rd week in 2020 contributed $158.5 million in Net sales.
(3) For comparative purposes, adjusted results for full year 2020 are provided on a 52-week basis.

Adjusted Debt to Adjusted EBITDAR:
	Four Quarters Ended
(in thousands, except adjusted debt to adjusted EBITDAR ratio)	January 1, 2022	January 2, 2021
Total GAAP debt	$1,034,320	$1,032,984
Add: Operating lease liabilities	2,802,772	2,477,087
Adjusted debt	3,837,092	3,510,071

GAAP Net income	616,108	493,021
Depreciation and amortization	259,933	250,081
Interest expense	37,791	46,886
Other (income) expense, net	(4,999)	3,984
Provision for income taxes	189,817	157,994
Restructuring costs	27,307	16,765
Third-party professional services	24,099	14,117
Other significant costs	11,404	19,126
Transformation expenses	62,810	50,008
Other adjustments (1)	—	48,022
Total net adjustments	545,352	556,975
Adjusted EBITDA	1,161,460	1,049,996
Rent expense	565,945	553,751
Share-based compensation	63,067	45,271
Adjusted EBITDAR	$1,790,472	$1,649,018

Adjusted Debt to Adjusted EBITDAR	2.1	2.1
(1)The adjustments to the four quarters ended January 2, 2021 represent charges incurred resulting from the early redemption of the company's 2022 and 2023 senior unsecured notes.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The company’s goal is to maintain an investment grade rating. The company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the company's ability to obtain additional funding. If the company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the company's financing arrangements. The leverage ratio calculated by the company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The company adjusts the calculation to remove rent expense and to add back the company’s existing operating lease liabilities related to their right-of-use assets to provide a more meaningful comparison with the company’s peers and to account for differences in debt structures and leasing arrangements. The company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information:
During the fifty-two weeks ended January 1, 2022, 39 stores and branches were opened and 43 were closed or consolidated, resulting in a total of 4,972 stores and branches as of January 1, 2022, compared with a total of 4,976 stores and branches as of January 2, 2021.

The below table summarizes the changes in the number of company-operated stores and branches during the twelve and fifty-two weeks ended January 1, 2022:

	Twelve Weeks Ended
	AAP	AI	CARQUEST	WORLDPAC (1)	Total
October 9, 2021	4,298	81	348	234	4,961
New	11	—	1	2	14
Closed	(1)	—	—	—	(1)
Consolidated	(1)	—	(1)	—	(2)
Converted	1	(30)	(1)	30	—
Relocated	—	—	—	—	—
January 1, 2022	4,308	51	347	266	4,972

	Fifty-Two Weeks Ended
	AAP	AI	CARQUEST	WORLDPAC (1)	Total
January 2, 2021	4,287	161	358	170	4,976
New	28	—	3	8	39
Closed	(11)	(21)	(6)	(1)	(39)
Consolidated	(2)	—	(2)	—	(4)
Converted	1	(88)	(1)	88	—
Relocated	5	(1)	(5)	1	—
January 1, 2022	4,308	51	347	266	4,972
(1) Certain converted AI locations will remain branded as AI going forward.